Exhibit 99.2

FOR IMMEDIATE RELEASE

CHINATEL CLOSES USD$300 MILLION DEAL
Olotoa Investments purchases 49 percent of stock

IRVINE, CA – March 16, 2009 – ChinaTel Group, Inc. (ChinaTel) (OTCBB: CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced it closed a transaction with private investment group Olotoa Investments for the sale of 49 percent of ChinaTel’s Class A common stock for USD$300 million, which shall be payable commencing March 9, 2009 through September 9, 2010 in such amounts and at such times as designated by the board of directors of ChinaTel.

“Olotoa Investments wishes to diversify its portfolio by becoming a financial partner in the high growth regions of the telecommunications sector,” said Paul V. Olotoa, CEO of Olotoa Investments. “As a leader in telecom infrastructure in emerging markets, we believe ChinaTel is the best opportunity for us to participate in the exciting world of Next Generation broadband technology on a global level.”

“We are also excited about ChinaTel’s deployment and operations possibilities in India, the third largest telecom market in the world, where we are currently in negotiations with representatives to duplicate ChinaTel’s vision in one of the fastest growing industries in India,” Olotoa added.

“This financing is a positive step forward in realizing our vision to acquire, build and operate high speed broadband networks in key markets throughout the world,” said George Alvarez, CEO of ChinaTel.

“Olotoa’s support is a demonstration of confidence in ChinaTel’s business plan and the immediate opportunities in front of us as we deploy broadband projects in China and Latin America,” stated Colin Tay, President of ChinaTel.

About  ChinaTel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying networks in Asia and South America:  a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear:  (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.

About Olotoa Investments LLC
Olotoa is a privately held investment group, which, through its partnership structure and owners, was originally established to set up purchases of ‘distressed’ real estate properties, both residential and land developments. Its investment deals today are nearly USD$3.1 billion. Olotoa is planning to set up purchases and private investments between USD$10 to USD$25 billion in 2009 and 2010. They are presently utilizing the current economic conditions to first, assist those who are being displaced in this real estate market and second, to capitalize on opportunities to invest and diversify abroad, specifically in the telecommunications market worldwide.

Contact Information:
ChinaTel Group Investor Relations
Tel: 877-260-9170
Email: investors@chinatelgroup.com